Exhibit 35.2

1123 - Servicer Compliance Statement

I, Kendall Stork, President and CEO of Citibank (South Dakota), National Association (“CBSD”), the subservicer under the subservicing agreement between CBSD and The Student Loan Corporation (the “servicing agreement”) relating to SLC Student Loan Trust 2006-1, SLC Student Loan Trust 2006-2 and SLC Private Student Loan Trust 2006-A (each, a “trust”), certify that:

(a)
A review of CBSD’s servicing activities during the period covered by each trust’s report on Form 10-K for the fiscal year ended December 31, 2006 (the “Reporting Period”) and of CBSD’s performance under the servicing agreement related to each such trust has been made under my supervision.

(b)
To the best of my knowledge, based on such review, CBSD has fulfilled all of its servicing obligations under the servicing agreement related to each such trust in all material respects throughout the Reporting Period.

March 22, 2007

By:  /s/ Kendall Stork
Name: Kendall Stork
Title:  President and CEO